Exhibit 99.1

Rogers Corporation Reports First Quarter 2018 Results

First quarter 2018 highlights, versus first quarter 2017:

  Net sales of $214.6 million, up 5.3%
  Gross margin of 35.7%, down 373 basis points
  Net income of $26.1 million, down 3.3%
  Earnings of $1.40 per diluted share; adjusted earnings of $1.48 per diluted share

CHANDLER, Ariz.--(BUSINESS WIRE)--April 26, 2018--Rogers Corporation (NYSE:ROG) today announced financial results for the 2018 first quarter.

The Company reported 2018 first quarter net sales of $214.6 million, which was within the Company's previously announced guidance of $208 to $218 million, compared to 2017 first quarter net sales of $203.8 million. Currency exchange rates favorably impacted 2018 first quarter net sales by $9.4 million due to strengthening in the Euro, Renminbi and Korean Won.

Earnings for the 2018 first quarter were $1.40 per diluted share, compared to $1.47 per diluted share in the first quarter of 2017. Earnings per diluted share were above the Company's guidance of $1.15 to $1.30. On an adjusted basis, earnings were $1.48 per diluted share, compared to adjusted earnings of $1.68 per diluted share in the first quarter of 2017. Adjusted earnings were above the Company's guidance of $1.30 to $1.45 per diluted share.

First quarter 2018 net income was $26.1 million, compared to $27.0 million in the first quarter of 2017. Adjusted EBITDA was $41.4 million for the first quarter of 2018, compared to $54.3 million reported in the first quarter of 2017.

Gross margin was 35.7% in the first quarter of 2018, compared to 39.4% in the first quarter of 2017. Operating margin was 14.5% in the first quarter of 2018, compared to 19.2% in the first quarter of 2017. Adjusted operating margin was 15.4% in the first quarter of 2018, compared to 22.0% in the first quarter of 2017.

"Strong growth in our Advanced Mobility markets, especially EV/HEV and ADAS, were highlights in the quarter. This strength was offset by lower demand in wireless infrastructure as the market transitions to 5G technology,” stated Bruce D. Hoechner, Rogers' President and CEO. "Revenue mix and operational challenges largely in the Advanced Connectivity Solutions business were the primary factors contributing to our lower than anticipated margin performance during Q1. Our actions to resolve these operational issues, as well as the strong outlook in our key markets, give us confidence in our ability to achieve our 2020 objectives."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2018 first quarter net sales of $73.5 million, a 6.5% decrease compared to 2017 first quarter net sales of $78.5 million. The decrease in 2018 first quarter net sales was largely driven by lower demand in wireless 4G LTE, portable electronics and satellite TV applications, partially offset by continued strength in demand for automotive advanced driver assistance systems (ADAS) revenues. First quarter 2018 net sales were favorably impacted by $1.8 million due to fluctuations in currency exchange rates.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2018 first quarter net sales of $78.1 million, a 1.6% increase compared to 2017 first quarter net sales of $76.9 million. EMS net sales increased on higher demand in portable electronics, general industrial and electric and hybrid electric vehicles, partially offset by lower demand in mass transit and other applications. Fluctuations in currency exchange rates favorably impacted net sales by $2.0 million in the 2018 first quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2018 first quarter net sales of $57.7 million, a 35.3% increase compared to 2017 first quarter net sales of $42.7 million. 2018 first quarter net sales increased due to broad based demand across markets, including particular strength in electric and hybrid electric vehicles, renewable energy and laser diode coolers. First quarter 2018 net sales were favorably impacted by $5.3 million due to fluctuations in currency exchange rates.

Other
Other reported 2018 first quarter net sales of $5.4 million, a decrease of 7.3% compared to the first quarter of 2017 sales of $5.8 million.

Balance sheet and other highlights

Cash position
Rogers ended the first quarter of 2018 with cash and cash equivalents of $173.0 million, a decrease of $8.1 million from $181.2 million at December 31, 2017. The primary drivers of the lower cash balance were capital spending of $9.1 million, tax payments related to vested equity awards of $6.4 million, and share repurchases of $3.0 million, partially offset by $8.8 million of net cash provided by operating activities.

Cash flow
Net cash provided from operating activities of $8.8 million in the first quarter of 2018, a decrease compared to $23.2 million in 2017. The decrease in net cash provided by operating activities was primarily driven by the use of working capital. Capital spending was $9.1 million in 2018, an increase compared to $5.3 million in 2017.

Effective tax rate
Rogers' effective income tax rate was 15.4% and 32.3% for the three months ended March 31, 2018 and 2017, respectively. The decrease was primarily due to a lower U.S. effective tax rate as a result of U.S. Tax Reform, changes in pretax income mix across jurisdictions with disparate tax rates, excess tax deductions on stock-based compensation, R&D credits and a release of reserves for uncertain tax positions partially offset by an increase in current year accruals for uncertain tax positions.

Financial outlook
Rogers guides its 2018 second quarter net sales to a range of $210 to $220 million. Rogers guides its 2018 second quarter earnings to a range of $1.10 to $1.25 per diluted share. Adjusted earnings are guided to a range of $1.25 to $1.40 per diluted share.

Rogers guides 2018 full year capital spending to be in the range of $50 to $60 million.

Rogers guides the 2018 full year effective tax rate to be 24-26%, with a second quarter effective tax rate of 28-29%.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: failure to capitalize on, and volatility within, the Company's growth drivers, including internet connectivity, clean energy, and safety and protection, as well as specific market and industry trends within these growth drivers; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions and related integration considerations; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2018 first quarter results today on Thursday April 26, 2018 at 5 pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from April 26, 2018 at approximately 8 pm ET through May 3, 2018 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 8976379.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET April 26, 2018.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2018	March 31, 2017
Net sales	$214,611	$203,828
Cost of sales	138,005	123,478
Gross margin	76,606	80,350
Selling, general and administrative expenses	40,597	34,569
Research and development expenses	8,134	6,961
Restructuring and asset impairment charges	422	725
Other operating (income) expense, net	(3,591)	(942)
Operating income	31,044	39,037
Equity income in unconsolidated joint ventures	1,007	1,009
Other income (expense), net	66	1,119
Interest expense, net	(1,210)	(1,248)
Income before income tax expense	30,907	39,917

Income tax expense	4,771	12,885
Net income	$26,136	$27,032

Basic earnings per share	$1.43	$1.50

Diluted earnings per share	$1.40	$1.47

Shares used in computing:
Basic earnings per share	18,288	18,056
Diluted earnings per share	18,610	18,373

Please note for adoption of ASU 2017-07, Rogers has reclassified a first quarter 2017 pension and OPEB income, in the amount of $404 thousand, from selling, general and administrative expense to other income (expense), net, in the condensed consolidated statement of operations above.

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$173,019	$181,159
Accounts receivable, less allowance for doubtful accounts of $1,158 and $1,525	150,038	140,562
Contract assets	22,040	—
Inventories	107,935	112,557
Prepaid income taxes	2,561	3,087
Asbestos-related insurance receivables	5,682	5,682
Assets held for sale	896	896
Other current assets	13,614	10,580
Total current assets	475,785	454,523
Property, plant and equipment, net of accumulated depreciation	181,803	179,611
Investments in unconsolidated joint ventures	18,301	18,324
Deferred income taxes	5,025	6,008
Goodwill	239,052	237,107
Other intangible assets, net of amortization	156,998	160,278
Asbestos-related insurance receivables	63,511	63,511
Other long-term assets	5,652	5,772
Total assets	$1,146,127	$1,125,134
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$41,346	$36,116
Accrued employee benefits and compensation	26,178	39,394
Accrued income taxes payable	1,748	6,408
Current portion of lease obligations	604	579
Current portion of asbestos-related liabilities	5,682	5,682
Other accrued liabilities	24,336	25,629
Total current liabilities	99,894	113,808
Borrowings under credit facility	130,982	130,982
Long-term lease obligations	5,853	5,873
Pension liability	8,720	8,720
Retiree health care and life insurance benefits	1,685	1,685
Asbestos-related liabilities	70,207	70,500
Non-current income tax	12,496	12,823
Deferred income taxes	13,086	10,706
Other long-term liabilities	4,181	3,464
Shareholders’ Equity
Capital Stock - $1 par value; 50,000 authorized shares; 18,365 and 18,255 shares outstanding	18,365	18,255
Additional paid-in capital	123,104	128,933
Retained earnings	714,888	684,540
Accumulated other comprehensive loss	(57,334)	(65,155)
Total shareholders' equity	799,023	766,573
Total liabilities and shareholders' equity	$1,146,127	$1,125,134

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, gain from antitrust litigation settlement, acquisition and related integration costs, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the first quarter:

	2018	2017
Earnings per diluted share	Q1	Q1
GAAP earnings per diluted share	$1.40	$1.47

Restructuring, severance, impairment and other related costs	0.06	0.03
Acquisition and related integration costs	0.02	0.04
Gain from antitrust litigation settlement	(0.15)	—
Gain on sale of long-lived asset	—	(0.03)
Purchase accounting inventory adjustment	—	0.05
Total discrete items	($0.07)	$0.09
Earnings per diluted share adjusted for discrete items	$1.33	$1.56

Acquisition intangible amortization	0.15	0.12

Adjusted earnings per diluted share	$1.48	$1.68

Reconciliation of GAAP net income to adjusted EBITDA for the first quarter*:

	2018	2017
(amounts in millions)	Q1	Q1
Net income	$26.1	$27.0

Interest expense, net	1.2	1.3
Income tax expense	4.8	12.9
Depreciation	7.3	7.2
Amortization	3.8	3.3
Restructuring, severance, impairment and other related costs	1.4	0.7
Acquisition and related integration costs	0.4	1.2
Gain from antitrust litigation settlement	(3.6)	—
Loss (gain) on sale of long-lived assets	—	(0.9)
Purchase accounting inventory adjustment	—	1.6
Adjusted EBITDA	$41.4	$54.3

*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the first quarter*:

	2018	2017
Operating margin	Q1	Q1
GAAP operating margin	14.5%	19.2%

Restructuring, severance, impairment and other related costs	0.7%	0.3%
Acquisition and related integration costs	0.2%	0.6%
Gain from antitrust litigation settlement	(1.7)%	—%
Loss (gain) on sale of long-lived assets	—%	(0.4)%
Purchase accounting inventory adjustment	—%	0.8%
Total discrete Items	(0.8)%	1.2%
Operating margin adjusted for discrete items	13.6%	20.4%

Acquisition intangible amortization	1.8%	1.6%

Adjusted operating margin	15.4%	22.0%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 first quarter:

Guidance Q1 2018
GAAP earnings per diluted share	$1.15 - $1.30

Discrete items	$0.01

Acquisition intangible amortization	$0.14

Adjusted earnings per diluted share	$1.30 - $1.45

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 second quarter:

Guidance Q2 2018
GAAP earnings per diluted share	$1.10 - $1.25

Discrete items	$0.01

Acquisition intangible amortization	$0.14

Adjusted earnings per diluted share	$1.25 - $1.40

CONTACT:
Investor contact:
Rogers Corporation
Jack Monti, 480-917-6026
jack.monti@rogerscorp.com
http://www.rogerscorp.com